Exhibit 10.3

PACIFIC CAPITAL BANCORP

STOCK OPTION AGREEMENT

This confirms the grant by Pacific Capital Bancorp (the “Company”) of a stock option to the Employee identified herein (“Employee”) on the terms and conditions set forth below and of the 2002 Stock Plan, effective January 22, 2002 and amended July 21, 2004, September 19, 2005, and December 12, 2006 (the “Plan”), the terms of which are incorporated herein.

1. Grant Date.

2. Number of Options.  The number of options is specified on the Grant Summary section of the website.

3. Exercise Price.  The Exercise Price is the closing price of Company stock on the Grant Date and is specified on the Grant Summary section of this website.

4. Type of Option.  For tax purposes, the Option is a Non-Qualified Stock Option.

5. Term of Option.  The term of the Option will begin as of the date of grant set forth above and, unless sooner terminated in accordance with the terms of the Plan, will expire on the 10-year anniversary of the grant date.  The specific termination date is specified on the Grant Summary section of this website.

6. Expiration.  The Option is subject to termination prior to the expiration of the term of the Option set forth above in the event of the termination of Employee’s employment with the Company or any of its subsidiaries or the occurrence of certain other events specified in the Plan.

7. Exercise.  Except as otherwise specifically provided in the Plan, the Option may not be exercised in whole or in part prior to the expiration of twelve (12) months after the date of grant of the Option.

8. Vesting Schedule.  Beginning on the date of grant of the Option and continuing until the Option has become fully exercisable, the Employee’s interest in the Option shall vest on the Grant Date Anniversary and become exercisable in accordance with the schedule indicated below:

Percentage of Shares Vested	Vesting Date
20%	1st anniversary
20%	2nd anniversary
20%	3rd anniversary
20%	4th anniversary
20%	5th anniversary

9. Restriction on Transfer of Option.  Except as otherwise specifically permitted in the Plan, Employee may not transfer all or any portion of his/her interest in the Option other than by will or the laws of descent and distribution.

10. No Competition.  Employee agrees that it is reasonable for the Company to require, as a condition to Employee’s receipt of the economic benefit afforded by the Option, that Employee not engage in business activities competitive with those of the Company and its subsidiaries.  The Employee agrees to the conditions specified in Exhibit A attached to this Agreement.

11. Acknowledgement by Employee.  Employee acknowledges that (a) he/she has received and reviewed a copy of the Plan and (b) the provisions of the Plan are applicable to the Option.

12. Terms of Agreement.  Wherever the form of this Agreement provides for the inclusion of additional information (such as the designation of the type of Option in Section 4 above, the term of the Option in Section 5 above or the vesting schedule for the Option in Section 8 above), such information shall be deemed to be part of this Agreement for all purposes and, by his or her acknowledgment of this agreement, Employee shall be deemed to have accepted such additional information.